Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth Executive Director

Corporate Communications & Investor Relations CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS RECEIVES EUROPEAN MARKETING AUTHORIZATION FOR RANOLAZINE FOR THE TREATMENT OF PATIENTS WITH CHRONIC ANGINA

PALO ALTO, Calif., July 10, 2008 – CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has received marketing authorization from the European Medicines Agency (EMEA) for ranolazine for the treatment of patients with chronic angina in all 27 European Union (EU) member states. This approval follows a positive opinion from the EMEA Committee for Medicinal Products for Human Use (CHMP) on April 24, 2008.

Ranolazine is approved for use in Europe as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies. Ranolazine is approved for use in 375 mg, 500 mg and 750 mg doses, administered twice daily.

The approved European labeling reflects data from the MERLIN TIMI-36 and other recently reported studies, including data showing statistically significant reductions in ventricular arrhythmias with ranolazine. The labeling also notes that the ability of ranolazine to reduce cellular calcium overload is expected to improve myocardial relaxation and decrease left ventricular diastolic stiffness.

“We expect ranolazine could be available to patients and physicians across Europe beginning in the first part of 2009, as we continue to see very strong interest from potential commercial partners,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. “Revenues from European sales of ranolazine would represent a fourth product-related revenue stream for CV Therapeutics.”

There are currently 48-50 million angina prescriptions written annually in the largest five EU member countries (UK, Germany, France, Spain and Italy).

“Considering the well-established need for medical treatment of angina across the EU and the unique product labeling, we believe that ranolazine may become a leading therapy for the millions of angina patients across Europe,” said Robin Bhattacherjee, executive director of CV Therapeutics Europe Ltd.

About Ranolazine

In the United Sates, Ranexa® (ranolazine extended-release tablets) is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs. In the U.S., CV Therapeutics is seeking changes to the approved product labeling for Ranexa to include a first line angina indication, a significant reduction in cautionary language, and the potential addition of promotable claims for the reduction of hemoglobin A1c and ventricular arrhythmias in patients with coronary artery disease. The Prescription Drug User Fee Act (PDUFA) action date for these requested labeling changes is July 27, 2008.

In Europe, ranolazine is indicated as add-on therapy for the symptomatic treatment of patients with stable angina pectoris who are inadequately controlled or intolerant to first-line antianginal therapies. The approved labeling reflects data from the MERLIN TIMI-36 and other recently reported studies, including data showing statistically significant reductions in ventricular arrhythmias with ranolazine. The labeling also notes that the ability of ranolazine to reduce calcium overload is expected to improve myocardial relaxation and decrease left ventricular diastolic stiffness.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics Ltd. is the company’s European subsidiary based in the United Kingdom.

CV Therapeutics’ approved products in the United States include Ranexa® (ranolazine extended-release tablets), indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and Lexiscan™ (regadenoson) injection for use as a pharmacologic stress agent in radionuclide myocardial perfusion imaging in patients unable to undergo adequate exercise stress.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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